Exhibit 10.1

TERMS AND CONDITIONS OF FIXED ALLOWANCE – UK

1.1
With effect from 1 January 2014 or, if later, the date your employment with the Company or assignment to the UK commenced, you are eligible to receive a fixed allowance (the Allowance) subject to the payment terms set out below. The annual amount of the Allowance has been communicated to you separately.

1.2
The Allowance will be payable in cash and subject to all applicable statutory deductions, including income tax and social security contributions (and, if you are on an expatriate assignment, any applicable hypothetical tax deductions). The Company may also decide in its absolute discretion at any time to pay all or part of the Allowance other than in cash, for example in the common stock of JPMorgan Chase & Co and/or impose additional time vesting requirements on any such stock.

1.3
The Allowance will be payable in two (2) equal instalments (each an Instalment) in the next available payroll after the end of the second quarter (in respect of the period from 1 January to 30 June) and fourth quarter (in respect of the period from 1 July to 31 December) of the Company’s financial year (each a Payment Period). In the case of any Instalment due to you in respect of the Payment Period from 1 January 2014 to 30 June 2014, this shall be payable in the August 2014 payroll or, if later, the next available payroll after you confirm your acceptance of these terms and conditions in the format required by the Company.

1.4
In order to be eligible for and to receive an Instalment of the Allowance you must be in employment on the last day of the Payment Period (the Relevant Date). You will not be eligible to receive any part of an Instalment if, on or before the Relevant Date for that Instalment, your employment has been terminated (with or without notice) by you or by the Company. If you are under notice of termination of your employment on a Relevant Date (whether the notice was given or received) the Instalment will be pro-rated to reflect the period for which you worked prior to the date notice was given or received as a proportion of the total period to which the Instalment relates.

1.5
The Company has the express right to suspend eligibility to and payment of any Instalment in the event that you are the subject of a disciplinary investigation or procedure which, may lead to a formal disciplinary sanction, such suspension to last until a reasonable period following the conclusion of that investigation or procedure.

1.6
In the event that, following a disciplinary investigation or procedure of which you are the subject, your employment is terminated, the Company has the express right to determine that you will not be entitled to the payment of any Instalment that was suspended under 1.5 above.

1.7
The Company reserves the right to review from time to time the terms of the Allowance (including the quantum of the Allowance). In undertaking such a review, the Company would not take account of your personal performance but may take account of such other factors as it thinks fit including but not limited to:

(a)	changes in the Company’s regulatory obligations;

(b)	changes in the external labour market;

(c)	the Company’s compensation philosophy and business strategy;

(d)	any change in the size and/or scope of your role, responsibilities or experience including if you cease to be Identified Staff / Code Staff; and

(e)	you starting or ending an expatriate assignment.
For the avoidance of doubt, if you and the Company agree a permanent change to the terms and conditions of your employment (and/or, if applicable, any expatriate assignment), this may result in a change to the terms and conditions of the Allowance (including the quantum of the Allowance).

1.8
Payment of the Allowance for any period does not guarantee the payment or level of the Allowance in any subsequent period and accordingly the Company may reduce or withdraw completely the Allowance following any review in accordance with these terms and conditions.

1.9
The Allowance shall not be taken into account for any other purpose, including sickness or severance pay, pension, life assurance cover, permanent health insurance or personal accident cover (in each case whether discretionary or otherwise) and any references to salary in any policy or other document shall not include the Allowance.

1.10
For the avoidance of doubt, the Allowance is part of your fixed compensation and paid in addition to your salary (or, if applicable, any Foreign Assignment Pay which you may receive if you are on expatriate assignment). The Allowance is not calculated, paid, referable to, nor will it be adjusted to reward your personal performance.

1.11
In the event of any conflict between the terms of your employment contract (and/or, if applicable, any assignment letter if you are on expatriate assignment) and these terms and conditions, these terms and conditions shall prevail.

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